As filed with the Securities and Exchange Commission on July 10, 2006

Registration No. 333-___

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OMEGA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1420888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
(Address of Principal Executive Offices) (Zip Code)
OMEGA FINANCIAL CORPORATION
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)
Donita R. Koval
President and Chief Executive Officer
Omega Financial Corporation
366 Walker Drive
State College, Pennsylvania 16801
(814) 231-7680
(Name and address of agent for service; telephone number,
including area code, of agent for service)
Copies of Communications to:
Francis E. Dehel, Esquire
Blank Rome LLP
One Logan Square
130 N 18th Street
Philadelphia, Pennsylvania 19103
(215) 569-5532
Facsimile (215) 832-5532
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered	registered (1) (2)	per share	offering price	fee
Common Stock, par value $5.00 per share	1,041,738	31.52(3)	$32,835,581.76	$3,513.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, par value $5.00 per share (“Common Stock”), set forth below, an indeterminate number of shares of Common Stock which, by reason of certain events specified in Omega Financial Corporation 2006 Equity Incentive Plan (the “Plan”), may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Represents (i) 500,000 shares (the “Initial Share Reserve”) of Common Stock authorized for issuance under the Plan and (ii) 541,738 shares of Common Stock issuable in the aggregate upon the exercise of options granted under Omega Financial Corporation 1996 Employee Stock Option Plan and 2004 Stock Option Plan for Non-Employee Directors (collectively, the “Old Plans”). Under the Plan, the Initial Share Reserve will be increased from time to time by a number of shares equal to the number of shares of Common Stock that are issuable pursuant to option grants outstanding under the Old Plans as of April 24, 2006 (“Existing Options”) that, but for the termination and/or suspension of the Old Plans, would otherwise have reverted to the share reserve of the Old Plans pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such Existing Options. As of April 24, 2006, there were 541,738 Existing Options outstanding.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low sale prices of Common Stock reported on the Nasdaq National Market System on July 3, 2006.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information specified in Item 1 will be sent or given to participants as specified in Rule 428(b)(1) and is not required to be filed as part of this registration statement on Form S-8 (the “Registration Statement”).
Item 2. Registrant Information and Employee Plan Annual Information.
     The information specified in Item 2 will be sent or given to participants as specified in Rule 428(b)(1) and is not required to be filed as part of this Registration Statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of Omega Financial Corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and
     (c) The description of the Company’s Common Stock which is incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 1, 2006, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the “BCL”), the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action,

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unless the director breaches or fails to perform the duties of his or her office under the BCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Bylaws, however, will not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to federal, state or local law.
     The Bylaws provide that the Company must indemnify, to the fullest extent permitted by applicable law, its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Company or other entity) by reason of the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another entity or other enterprise (including service with respect to employee benefit plans), against expenses (including attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. The Company may indemnify and advance or reimburse expenses, to the fullest extent permitted by applicable law, for all persons in all situations other than that covered by the foregoing provision.
     The Company has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its stockholders, in the amount of $20.0 million.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description
5.1	Opinion of Blank Rome LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Blank Rome LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

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               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”):
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State College, Pennsylvania, on May 22, 2006.

OMEGA FINANCIAL CORPORATION
By:	/s/ Donita R. Koval
Donita R. Koval, President, Chief Executive Officer and
Director (Duly Authorized Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donita R. Koval and Daniel L. Warfel, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ Donita R. Koval Donita R. Koval	President, Chief Executive Officer (Principal Executive Officer) and Director	May 23, 2006

/s/ Daniel L. Warfel Daniel L. Warfel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2006

/s/ Teresa M. Ciambotti Teresa M. Ciambotti	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 23, 2006

/s/ David B. Lee David B. Lee	Chairman of the Board	May 22, 2006

/s/ Carl H. Baxter Carl H. Baxter	Director	May 22, 2006

/s/ Maureen M. Bufalino Maureen M. Bufalino	Director	May 22, 2006

Signature	Capacity	Date
/s/ Phillip E. Gingerich Phillip E. Gingerich	Director	May 22, 2006

	Director	_________, 2006
Jodi L. Green

/s/ Robert A. Hormell Robert A. Hormell	Director	May 22, 2006

/s/ Stephen M. Krentzman Stephen M. Krentzman	Director	May 22, 2006

/s/ D. Stephen Martz D. Stephen Martz	Director	May 22, 2006

	Director	_________, 2006
Stanton R. Sheetz

/s/ Robert A. Szeyller Robert A. Szeyller	Director	May 22, 2006

/s/ Dennis J. Van Benthuysen Dennis J. Van Benthuysen	Director	May 22, 2006

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Blank Rome LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Blank Rome LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).